NEWS RELEASE

Coeur Reports Third Quarter 2022 Results
Full-Year Production and Cost Guidance Reaffirmed

Chicago, Illinois - November 9, 2022 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported third quarter 2022 financial results, including revenue of $183 million and cash flow from operating activities of $(19) million. The Company reported GAAP net loss from continuing operations of $57 million, or $0.21 per share, which included a $24 million lower of cost or market (“LCM”) adjustment at Rochester primarily due to lower silver prices. On an adjusted basis1, Coeur reported EBITDA of $18 million, cash flow from operating activities before changes in working capital of $(1) million and net loss from continuing operations of $45 million, or $0.16 per share.

Key Highlights
•Solid production results and stronger fourth quarter expected to result in full-year production levels within 2022 guidance ranges – Third quarter gold and silver production totaled 83,438 and 2.4 million ounces, respectively. Quarter-over-quarter production growth at Rochester, Wharf and Kensington was offset by lower production at Palmarejo. Production levels are expected to increase at all four operating locations during the fourth quarter and finish the year within Coeur’s full-year guidance range of 315,000 - 353,000 ounces of gold and 9.0 - 11.0 million ounces of silver
•Recently installed pre-screens at Rochester providing intended benefit – Pre-screens were successfully installed between the secondary and tertiary crushers at the existing Rochester operation during the third quarter, which is driving enhanced operational flexibility and helping to generate a lower average size of crushed material and improved pad permeability. These learnings and results will be incorporated into the operating plan for the Rochester expansion and used to optimize Rochester’s life of mine plan
•Rochester expansion on track; capital estimate updated to incorporate pre-screens – Construction of the Rochester expansion remains on track to be completed mid-2023 with pre-commissioning, commissioning and ramp-up taking place in the second half of next year. At quarter-end, the project was 61% complete, $575 million of the estimated capital had been committed, and $443 million of the estimated capital cost had been incurred. The Company has increased the total capital by 9 - 12% to $650 - $670 million to reflect recently completed final estimates for the addition of pre-screens into the crusher circuit, higher prices and quantities of steel and concrete, and additional contingency
•Strategic sale of southern Nevada holdings to AngloGold now complete – The Company entered into a definitive agreement with a subsidiary of AngloGold Ashanti Limited (“AngloGold”) (NYSE: AU) during the third quarter to sell its Crown and Sterling holdings (“Crown Sterling”) for closing cash consideration of $150 million and deferred cash consideration of $50 million to be paid upon Crown Sterling attaining a total resource of at least 3.5 million gold ounces. Closing of the transaction occurred on November 4, 2022
•Balance sheet flexibility with opportunistic hedges support ongoing investments – Coeur ended the quarter with total liquidity of approximately $236 million, including $75 million of cash and $160 million of available capacity under its $390 million revolving credit facility (“RCF”)2. On an adjusted basis, giving effect to the Crown Sterling transaction, total liquidity stood at $386 million. In addition, Coeur currently holds gold forward hedges in the amount of 54,500 ounces for the remainder of 2022 at an average price of $1,994 per ounce and 112,500 ounces in 2023 at an average price of $1,982 per ounce. The market value of these hedges was approximately $47 million at quarter-end

“Coeur experienced another steady operational quarter, and we are on-track to deliver a strong fourth quarter from each of our four operations. While financial results were negatively impacted by lower average realized prices, lower grades at Palmarejo, and ongoing inflationary pressures, we are well-positioned to achieve our full-year 2022 production and cost guidance thanks to a tremendous effort and effective cost management by our site operating teams,” said Mitchell J. Krebs, President and Chief Executive Officer.
“The third quarter also saw continued progress toward the mid-2023 completion of the expansion project taking place at our Rochester silver and gold mine in Nevada. The installation of pre-screens on Rochester’s existing crushing circuit early in the quarter is generating the intended benefits and providing essential operating data and experience that we will leverage to further enhance this emerging world-class silver and gold mine. Although the estimated capital cost of this expansion has increased, we have taken steps to bolster our liquidity and we remain confident in our ability to successfully deliver this transformational source of growth next year.
“During a period of underinvestment within our industry, we have remained steadfast in our strategy of investing in expansions and near-mine exploration to position the Company to deliver high-return, sector-leading growth in production and free cash flow from operations containing expanded reserve and resource bases and located in mining-friendly jurisdictions.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce metrics)	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021
Gold Sales	$139.2	$146.6	$129.5	$146.7	$147.7
Silver Sales	$43.8	$57.5	$59.0	$61.2	$60.2
Consolidated Revenue	$183.0	$204.1	$188.4	$207.8	$208.0
Costs Applicable to Sales[3]	$163.2	$150.7	$133.3	$136.5	$134.3
General and Administrative Expenses	$9.7	$9.3	$10.3	$9.6	$8.7
Net Income (Loss)	$(57.4)	$(77.4)	$7.7	$(10.7)	$(54.8)
Net Income (Loss) Per Share	$(0.21)	$(0.28)	$0.03	$(0.04)	$(0.21)
Adjusted Net Income (Loss)[1]	$(44.7)	$(13.1)	$(13.8)	$(11.6)	$(2.9)
Adjusted Net Income (Loss)[1] Per Share	$(0.16)	$(0.05)	$(0.05)	$(0.05)	$(0.01)
Weighted Average Shares Outstanding	278.1	278.0	263.6	254.8	254.7
EBITDA[1]	$(20.5)	$(32.8)	$40.4	$28.3	$(14.2)
Adjusted EBITDA[1]	$18.3	$43.3	$41.5	$48.7	$48.8
Cash Flow from Operating Activities	$(19.1)	$22.6	$(6.4)	$35.0	$21.8
Capital Expenditures	$96.6	$73.2	$69.5	$100.9	$71.3
Free Cash Flow[1]	$(115.7)	$(50.6)	$(75.9)	$(65.9)	$(49.4)
Cash, Equivalents & Short-Term Investments	$75.4	$74.2	$73.3	$56.7	$85.0
Total Debt[4]	$635.7	$547.5	$485.5	$487.5	$442.4
Average Realized Price Per Ounce – Gold	$1,702	$1,729	$1,721	$1,652	$1,645
Average Realized Price Per Ounce – Silver	$19.09	$22.61	$24.06	$23.17	$24.18
Gold Ounces Produced	83,438	83,772	75,409	88,946	87,083
Silver Ounces Produced	2.4	2.5	2.5	2.6	2.5
Gold Ounces Sold	81,782	84,786	75,211	88,930	89,804
Silver Ounces Sold	2.3	2.5	2.5	2.6	2.5

Financial Results
Third quarter 2022 revenue totaled $183 million compared to $204 million in the prior period and $208 million in the third quarter of 2021. The Company produced 83,438 and 2.4 million ounces of gold and silver, respectively, during the quarter. Metal sales for the quarter totaled 81,782 ounces of gold and 2.3 million ounces of silver. Average realized gold and silver prices for the quarter were $1,702 and $19.09 per ounce, respectively, compared to $1,729 and $22.61 per ounce in the prior period, a respective 2% and 16% decrease quarter-over-quarter, and $1,645 and $24.18 per ounce in the third quarter of 2021, respectively, a 3% increase in gold and 21% decrease in silver.
Gold and silver sales represented 76% and 24% of quarterly revenue, respectively, compared to 71% and 29% in the third quarter of 2021. The Company’s U.S. operations accounted for approximately 65% of third quarter revenue, compared to 64% in the third quarter of 2021.
Costs applicable to sales3 increased 8% quarter-over-quarter to $163 million, largely due to a $21 million LCM adjustment at Rochester. Coeur continues to experience inflationary pressures on consumable costs on a year-over-year basis, but these costs remained relatively flat compared to the previous quarter. General and administrative expenses increased slightly quarter-over-quarter to $10 million.
Coeur invested approximately $12 million ($8 million expensed and $4 million capitalized) in exploration during the quarter, compared to roughly $13 million ($5 million expensed and $8 million capitalized) in the prior period and $20 million ($15 million expensed and $5 million capitalized) in the third quarter of

2021, reflecting lower planned investment across the portfolio following the Company’s highest-ever exploration investment in 2021. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
The Company recorded income tax expense of approximately $2 million during the third quarter. Cash income and mining taxes paid during the period totaled approximately $7 million.
Quarterly operating cash flow totaled $(19) million compared to $23 million in the prior period, mainly driven by lower metal sales and unfavorable changes in working capital. Changes in working capital during the quarter were $(18) million, compared to $(7) million in the prior period, reflecting the timing of semi-annual interest payments on the Company’s 2029 5.125% Senior Notes.
Capital expenditures increased 32% quarter-over-quarter to $97 million compared to $73 million in the prior period. Expenditures related to the expansion project at Rochester totaled $68 million during the quarter compared to $42 million in the second quarter and $39 million in the third quarter of 2021. Sustaining and development capital expenditures accounted for approximately 25% and 75%, respectively, of Coeur’s total capital investment during the quarter.

Capital Projects Update
Rochester Expansion
Coeur achieved several key milestones at the Rochester expansion during the quarter.
Notably, the Company achieved (i) completion of major concrete work in all areas except the primary crusher pocket and the pre-screens, both of which are in progress, (ii) continuation of structural, mechanical, piping, electrical and instrumentation construction work throughout the project, (iii) commencement of final major high-voltage electrical distribution and substation construction, and (iv) completion of the majority of commitments for the pre-screens.
Progress of the Merrill-Crowe plant continued on schedule during the third quarter, including (i) continuation of mechanical equipment setting, (ii) completion of building and process plant steel pipe rack erection, (iii) continuation of piping and cable tray installation, and (iv) rough setting of electrical switchgear.
Further work on the crusher corridor has also advanced, including (i) civil work on the primary crusher area with a focus on the primary crusher foundation and commencement of conveyor component installation, (ii) setting of the secondary cone crushers and commencement of piping, cable tray and lighting installation in the secondary crusher area, and (iii) setting of the tertiary HPGR crushers and cable tray and lighting installation in the tertiary crusher area.
During the quarter, Coeur successfully aligned the construction of the pre-screens with the completion of the new crusher to maintain a mid-2023 mechanical completion target. Ramp-up and commissioning is anticipated to take place during the second half of next year.
Coeur also completed a review of the total capital costs necessary to complete the expansion, resulting in a 9 - 12% increase in the capital estimate. The estimate reflects the finalization of cost estimates for pre-screens, higher prices and quantities of steel and concrete, and additional contingency
As of September 30, 2022, the Company had committed approximately $575 million of capital since the inception of the project and approximately $443 million of the estimated project cost had been incurred.

Silvertip Project
Coeur continues to advance study work to assess the economics of a potential future expansion of its high-grade Silvertip silver-zinc-lead development project in British Columbia, Canada. The Company’s objective remains to complete an evaluation by year-end of higher throughput scenarios to enhance the project’s economics and to take advantage of Silvertip’s expanding, high-grade resource base. Subject to continued positive results, the Company anticipates advancing Silvertip once the Rochester expansion and ramp-up is complete and Coeur generates sustained, positive free cash flow that can be used to reduce leverage back to targeted levels.
Exploration investment in the third quarter totaled approximately $3 million ($2 million expensed and $1 million capitalized) compared to roughly $2 million (substantially all capitalized) in the prior period.
Up to four core drill rigs were active with two underground rigs focused on infill and expansion holes at the Southern Silver and Discovery zones. All five exploration holes drilled from underground during the quarter successfully intersected chimney/feeder structures beneath the Discovery zone manto, providing further exploration targets for 2023 and beyond. Two surface rigs were also active during the quarter, one focused on expansion drilling at the Saddle zone located south of the Southern Silver zone where significant mineralized intervals were intersected. The other surface rig carried out scout drilling on three regional targets — Tour Ridge, Trident Creek and Tiger Terrace — located 1 kilometer, 2.5 kilometers and 5 kilometers to the south of known mineralization, respectively. Results are pending, but multiple geological indicators of proximity to mineralization were intersected.
Ongoing carrying costs, which includes de-watering, power, camp and travel costs to support continued underground development and exploration activities, totaled $5 million in the third quarter, compared to $5 million in the prior period. Capital expenditures related to infill drilling and underground development during the third quarter totaled $4 million compared to $6 million in the prior period. Full-year 2022 capital expenditures are expected to be approximately $28 - $36 million.

Balance Sheet and Liquidity Update
Coeur ended the quarter with total liquidity of approximately $236 million, including $75 million of cash and $160 million of available capacity under its $390 million RCF2 subject to certain financial covenants. Additionally, Coeur had $46 million of marketable securities at the end of the third quarter.
On September 18, 2022, the Company entered into a definitive agreement with a subsidiary of AngloGold to sell its Crown Sterling holdings for closing cash consideration of $150 million. The transaction closed on November 4, 2022 and is not included as part of Coeur’s third quarter results due to timing of closing.
As adjusted to reflect the receipt of proceeds from this transaction, the Company’s total liquidity stood at $386 million.
To further enhance the Company’s balance sheet flexibility and liquidity during this period of peak capital expenditures to complete the Rochester expansion project, Coeur and its RCF banks agreed to amend the terms of the RCF to raise the maximum net leverage ratio from 3.5x to 4.25x for the remainder of 2022 and to 4.5x for 2023, among other items. As part of this amendment, the method of calculating adjusted EBITDA was modified to allow up to $50 million for integration costs or costs associated with establishing new facilities and certain costs associated with LCM adjustments at Rochester to be excluded, which is in alignment with the Company’s external reporting.

Hedging Update

The Company did not execute any additional hedges during the third quarter. Coeur continues to have meaningful gold price protection in place for the remainder of 2022 and in 2023 as outlined below. The Company’s silver price exposure remains unhedged.

	4Q 2022	2023
Gold Ounces Hedged	54,500	112,500
Avg. Forward Price ($/oz)	$1,994	$1,982

Mark-to-Market Adjustments
The Company values its strategic investments in equity securities as of the end of each reporting period. The estimated fair values of Coeur’s equity investments in Victoria Gold Corp., Avino Silver & Gold Mines Ltd. and Integra Resources Corp. were $36 million, $7 million and $2 million, respectively, at September 30, 2022 compared to $88 million, $8 million and $4 million, respectively, at June 30, 2022, which reflects the sale of five million shares of Victoria Gold Corp. and a change in the value of the remaining equity investments.

Rochester LCM Adjustment
Coeur reports the carrying value of metal and leach pad inventory at the lower of cost or net realizable value, with cost being determined using a weighted average cost method. Decreases in the market price of gold and silver can affect the value of metal inventory, stockpiles and leach pads, and it may be necessary to record a write-down to the net realizable value, as well as impact carrying value of long-lived assets. At the end of the third quarter, the cost of ore on leach pads at Rochester exceeded its net realizable value which resulted in a LCM adjustment of $24 million (approximately $21 million in costs applicable to sales3 and $3 million of amortization).

Operations
Third quarter 2022 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021
Tons milled	538,750	539,600	565,211	587,615	517,363
Average gold grade (oz/t)	0.049	0.054	0.056	0.055	0.050
Average silver grade (oz/t)	3.53	3.95	3.87	3.86	3.86
Average recovery rate – Au	93.3%	92.4%	90.6%	89.7%	93.7%
Average recovery rate – Ag	84.9%	84.2%	83.0%	81.3%	85.5%
Gold ounces produced	24,807	27,109	28,931	28,748	24,254
Silver ounces produced (000’s)	1,612	1,795	1,813	1,843	1,708
Gold ounces sold	24,378	29,285	28,242	27,706	24,897
Silver ounces sold (000’s)	1,554	1,855	1,796	1,813	1,715
Average realized price per gold ounce	$1,447	$1,507	$1,419	$1,374	$1,335
Average realized price per silver ounce	$19.01	$22.56	$23.94	$23.26	$24.15
Metal sales	$64.8	$86.0	$83.1	$80.4	$74.6
Costs applicable to sales[3]	$43.2	$49.1	$43.2	$38.8	$39.0
Adjusted CAS per AuOz[1]	$948	$855	$730	$653	$704
Adjusted CAS per AgOz[1]	$12.67	$12.97	$12.43	$11.25	$12.50
Exploration expense	$1.8	$1.7	$1.6	$2.3	$2.8
Cash flow from operating activities	$12.9	$22.3	$34.3	$32.9	$23.2
Sustaining capital expenditures (excludes capital lease payments)	$10.8	$10.1	$13.6	$8.3	$8.4
Development capital expenditures	$—	$—	$—	$(0.1)	$0.1
Total capital expenditures	$10.8	$10.1	$13.6	$8.2	$8.5
Free cash flow[1]	$2.1	$12.2	$20.7	$24.7	$14.7
Operational
•Third quarter gold and silver production totaled 24,807 and 1.6 million ounces, respectively, compared to 27,109 and 1.8 million ounces in the prior period and 24,254 and 1.7 million ounces in the third quarter of 2021
•Production during the quarter was impacted by lower gold and silver grades, partially offset by higher average gold and silver recoveries. Higher recoveries in the quarter reflect recent enhancements in the flotation and solution management processes
Financial
•Third quarter adjusted CAS1 for gold and silver on a co-product basis increased 11% and decreased 2% to $948 and $12.67 per ounce, respectively, driven by lower grades
•Capital expenditures increased 7% quarter-over-quarter to $11 million, reflecting continued investment in underground development and infill drilling
•Free cash flow1 in the third quarter totaled $2 million compared to $12 million in the prior period, largely driven by lower metal sales
Exploration
•Exploration investment for the third quarter decreased 22% to approximately $3 million ($2 million expensed and $1 million capitalized), compared to roughly $4 million ($2 million expensed and $2 million capitalized) in the prior period
•The number of active rigs was reduced from six in the beginning of the period to three by the end of the quarter. Infill drilling during the period focused on the Nacion zone (located within the Guadalupe deposit) while expansion drilling continued to focus on the northwest extension of the Hidalgo zone (located at the northwest end of the Independencia deposit) where multiple mineralized veins in both the footwall and hanging wall portions were encountered, suggesting a potential extension of the ore body
•Scout drilling was also performed during the quarter focused at the La Carmela zone (located within the Guazapares district and to the east and outside of the gold stream area of interest)
•Coeur expects two drill rigs to be active at Palmarejo in the fourth quarter focused on expansion drilling at the Hidalgo zone
Other
•Approximately 38% (9,253 ounces) of Palmarejo’s gold sales in the third quarter were sold under its gold stream agreement at a price of $800 per ounce. The Company anticipates approximately 38% - 42% of Palmarejo’s gold sales for 2022 will be sold under the stream agreement
Guidance
•Full-year 2022 production is expected to be 100,000 - 110,000 ounces of gold and 6.0 - 7.0 million ounces of silver
•CAS1 in 2022 are expected to be $825 - $925 per gold ounce and $12.75 - $13.75 per silver ounce
•Capital expenditures are expected to be $48 - $53 million

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021
Ore tons placed	3,551,353	4,236,459	4,377,873	3,823,764	3,427,078
Average silver grade (oz/t)	0.37	0.35	0.34	0.40	0.43
Average gold grade (oz/t)	0.004	0.003	0.003	0.003	0.002
Silver ounces produced (000’s)	745	689	655	757	739
Gold ounces produced	8,761	8,319	6,066	6,864	6,051
Silver ounces sold (000’s)	733	683	638	801	758
Gold ounces sold	8,725	8,071	5,928	7,386	5,559
Average realized price per silver ounce	$19.10	$22.42	$24.00	$22.98	$24.27
Average realized price per gold ounce	$1,852	$1,883	$1,864	$1,797	$1,785
Metal sales	$30.2	$30.5	$26.4	$31.6	$28.3
Costs applicable to sales[3]	$50.8	$38.0	$32.3	$37.5	$31.7
Adjusted CAS per AgOz[1]	$18.46	$20.85	$22.06	$21.76	$22.68
Adjusted CAS per AuOz[1]	$1,821	$1,763	$1,720	$1,707	$1,665
Exploration expense	$0.6	$1.5	$1.9	$2.2	$2.4
Cash flow from operating activities	$(13.7)	$(9.1)	$(19.7)	$(12.3)	$(9.5)
Sustaining capital expenditures (excludes capital lease payments)	$5.1	$4.5	$2.3	$5.8	$2.4
Development capital expenditures	$68.9	$42.5	$30.8	$48.1	$37.7
Total capital expenditures	$74.0	$47.0	$33.1	$53.9	$40.1
Free cash flow[1]	$(87.7)	$(56.1)	$(52.8)	$(66.2)	$(49.6)

Operational
•Silver and gold production increased 8% and 5% in the third quarter, respectively, to 744,880 and 8,761 ounces compared to 689,169 and 8,319 ounces in the prior period and 738,554 and 6,051 ounces in the third quarter of 2021. Higher production in the period was primarily driven by the breakthrough of material placed on the pad in the prior period

•The Company completed installation and commissioning of pre-screens on the existing crusher corridor during the third quarter. Early testing of the pre-screens have confirmed expectations as shown by improvements on product top sizing while maintaining lower fine material generation. Coeur will continue to conduct testing and optimization of the product size placed under leach to gain experience and knowledge from the pre-screens to facilitate the integration of pre-screen technology into the new crusher system flowsheet
Financial
•Third quarter adjusted CAS1 figures in the table above and highlighted below exclude the impact of an LCM adjustment totaling approximately $21 million related to the net realizable value of metal and leach pad inventory due to higher operating costs exceeding the lower market value of ounces under leach at Rochester
•Third quarter adjusted CAS1 for silver and gold on a co-product basis totaled $18.46 and $1,821 per ounce, respectively, largely driven by continued increased fleet maintenance and consumable costs
•Capital expenditures increased 57% quarter-over-quarter to $74 million, reflecting increased spending related to the POA 11 expansion project
•Free cash flow1 in the third quarter totaled $(88) million compared to $(56) million in the prior period
Exploration
•Quarterly exploration investment decreased 38% quarter-over-quarter to approximately $1 million ($0.6 million expensed and $0.7 million capitalized)
•Validation drilling at Lincoln Hill concluded during the quarter
•Coeur plans to have one reverse circulation drill rig active at Rochester during the fourth quarter to perform condemnation drilling on areas that will be utilized for new facilities
•Additionally, the Company plans to continue surface mapping and sampling of West Rochester and the Rochester pit, as well as to expand the soil sampling grid covering both areas
Guidance
•Full-year 2022 production is expected to be 3.0 - 4.0 million ounces of silver and 35,000 - 43,000 ounces of gold
•CAS1 in 2022 are expected to be $20.00 - $26.00 per silver ounce and $1,650 - $1,850 per gold ounce
•Capital expenditures are expected to be $220 - $260 million

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021
Tons milled	175,246	175,722	165,968	168,295	160,596
Average gold grade (oz/t)	0.18	0.17	0.14	0.21	0.19
Average recovery rate	91.1%	91.6%	95.3%	93.9%	93.0%
Gold ounces produced	28,214	27,866	22,646	33,516	28,621
Gold ounces sold	27,609	27,666	22,834	33,888	29,902
Average realized price per gold ounce, gross	$1,808	$1,842	$1,967	$1,790	$1,764
Treatment and refining charges per gold ounce	$33	$34	$37	$27	$29
Average realized price per gold ounce, net	$1,775	$1,808	$1,930	$1,763	$1,735
Metal sales	$49.1	$50.3	$44.3	$59.8	$51.9
Costs applicable to sales[3]	$40.3	$39.3	$36.9	$37.9	$34.6
Adjusted CAS per AuOz[1]	$1,455	$1,399	$1,610	$1,111	$1,150
Prepayment, working capital cash flow	$(9.6)	$(0.1)	$10.1	$7.4	$(7.4)
Exploration expense	$2.8	$1.2	$0.4	$1.6	$2.7
Cash flow from operating activities	$(0.2)	$10.7	$10.9	$26.8	$13.6
Sustaining capital expenditures (excludes capital lease payments)	$7.1	$8.8	$7.9	$8.0	$6.3
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$7.1	$8.8	$7.9	$8.0	$6.3
Free cash flow[1]	$(7.3)	$1.9	$3.0	$18.8	$7.3
Operational
•Gold production increased slightly in the third quarter to 28,214 ounces compared to 27,866 ounces in the prior period and 28,621 ounces in the third quarter of 2021
•Higher production during the period was driven by a slightly higher average gold grade, partially offset by lower average gold recoveries
Financial
•Third quarter adjusted CAS1 totaled $1,455 per ounce compared to $1,399 per ounce in the prior period, reflecting continued higher consumable costs and employee-related expenses
•Capital expenditures decreased quarter-over-quarter to $7 million due to lower capital development as well as timing of capital projects
•Free cash flow1 in the third quarter totaled $(7) million compared to $2 million in the prior period largely driven by lower operating cash flow, including cash outflow of approximately $10 million associated with the Company’s prepayment agreement at Kensington
Exploration
•Exploration investment in the quarter totaled approximately $3 million ($3 million expensed and $1 million capitalized), compared to $3 million ($1 million expensed and $2 million capitalized) in the prior period
•Up to four underground drill rigs were focused on expansion and infill drilling at Elmira, Kensington, Johnson, and Jualin, while one surface drill rig targeted scout drilling in the Valentine/Fremming and Comet areas
•Infill drilling at the Kensington Zone 30, Zone 12 and Elmira structures continues to intercept zones of consistent widths and grades with the potential to extend mine life
•In the fourth quarter, three underground drill rigs are expected to focus on infill and expansion drilling at multiple zones at Kensington, Johnson and Elmira

Guidance
•Full-year 2022 production is expected to be 110,000 - 120,000 gold ounces
•CAS1 in 2022 are expected to be $1,300 - $1,400 per gold ounce
•Capital expenditures are expected to be $30 - $35 million

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021
Ore tons placed	1,353,071	1,050,215	1,127,569	1,074,189	1,489,169
Average gold grade (oz/t)	0.019	0.015	0.025	0.022	0.025
Gold ounces produced	21,656	20,478	17,766	19,818	28,157
Silver ounces produced (000’s)	13	12	12	15	16
Gold ounces sold	21,070	19,764	18,207	19,950	29,446
Silver ounces sold (000’s)	8	6	16	11	18
Average realized price per gold ounce	$1,838	$1,886	$1,882	$1,799	$1,789
Metal sales	$38.9	$37.4	$34.7	$36.2	$53.1
Costs applicable to sales[3]	$28.9	$24.4	$20.9	$22.4	$29.1
Adjusted CAS per AuOz[1]	$1,357	$1,233	$1,118	$1,104	$971
Exploration expense	$—	$—	$—	$(0.1)	$—
Cash flow from operating activities	$6.9	$10.3	$5.5	$8.4	$24.9
Sustaining capital expenditures (excludes capital lease payments)	$0.3	$0.3	$0.2	$3.0	$0.3
Development capital expenditures	$0.2	$0.2	$1.2	$1.2	$0.7
Total capital expenditures	$0.5	$0.5	$1.4	$4.2	$1.0
Free cash flow[1]	$6.4	$9.8	$4.1	$4.2	$23.9
Operational
•Gold production increased 6% quarter-over-quarter to 21,656 ounces, largely driven by recovery timing for higher grade ore placed on the leach pad in the second quarter. Year-over-year production decreased 23% due to lower grades
Financial
•Adjusted CAS1 on a by-product basis increased 10% quarter-over-quarter to $1,357 per ounce, largely driven by continued increased consumable costs, partially offset by higher metal sales
•Capital expenditures remained consistent quarter-over-quarter at $1 million
•Free cash flow1 in the third quarter totaled $6 million compared to $10 million in the prior period, reflecting lower operating cash flow due to higher costs
Exploration
•Exploration investment remained flat quarter-over-quarter as the infill program was completed in the first quarter, which focused on resource conversion at the Portland Ridge - Boston claim group (located on the southern edge of the operation) and Flossie (located west of Portland Ridge) areas
•No additional exploration activities are planned for the remainder of the year
Guidance
•Full-year 2022 production is expected to be 70,000 - 80,000 gold ounces
•CAS1 in 2022 are expected to be $1,250 - $1,350 per gold ounce
•Capital expenditures are expected to be $2 - $5 million

Exploration
Coeur had up to 16 active rigs across all sites during the third quarter, for a total investment of approximately $12 million ($8 million expensed and $4 million capitalized), compared to roughly $13 million ($5 million expensed and $8 million capitalized) in the prior period. The decrease in drilling activity was largely driven by lower planned investment across the portfolio in 2022 versus 2021, which was a record year of exploration investment for the Company.
The Company expects to invest $47 - $57 million in exploration in 2022, including $25 - $30 million and $22 - $27 million of expensed and capitalized drilling, respectively.

2022 Guidance
Production during the third quarter was in-line with Coeur’s expectations, leading the Company to reaffirm 2022 production and cost guidance
2022 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	100,000 - 110,000	6,000 - 7,000
Rochester	35,000 - 43,000	3,000 - 4,000
Kensington	110,000 - 120,000	—
Wharf	70,000 - 80,000	—
Total	315,000 - 353,000	9,000 - 11,000

2022 Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Palmarejo (co-product)	$825 - $925	$12.75 - $13.75
Rochester (co-product)	$1,650 - $1,850	$20.00 - $26.00
Kensington	$1,300 - $1,400	—
Wharf (by-product)	$1,250 - $1,350	—

2022 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$110 - $135
Capital Expenditures, Development	$220 - $260
Exploration, Expensed	$25 - $30
Exploration, Capitalized	$22 - $27
General & Administrative Expenses	$42 - $46

Note: The Company’s guidance figures assume estimated prices of $1,800/oz gold and $22.00/oz silver as well as CAD of 1.25 and MXN of 20.00. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

Financial Results and Conference Call
Coeur will host a conference call to discuss its third quarter 2022 financial results on November 10, 2022 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, and other members of management. A replay of the call will be available through November 17, 2022.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        429 82 27

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with four wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip silver-zinc-lead development project in British Columbia and has interests in several precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding strategy, cash flow, capital allocation and investment, liquidity, exploration and development efforts and plans, resource growth, expectations regarding the potential expansion and restart at Silvertip, including timing thereof, expectations, plans, costs and timing regarding the Rochester expansion project, hedging strategies, the impact of inflation, anticipated production, costs and expenses and operations at Palmarejo, Rochester, Wharf and Kensington. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold, silver, zinc and lead and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to which Coeur markets its production, the potential effects of the COVID-19 pandemic, including impacts to workforce, materials and equipment availability, inflationary pressures, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production and on the communities where we operate, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under S-K 1300, namely our Director, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2021.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Liquidity is defined as cash and cash equivalents plus availability under the Company’s RCF. Adjusted liquidity is defined as liquidity plus the proceeds of the sale of Crown Sterling holdings which settled subsequent to quarter end. Please see tables in Appendix for the calculation of consolidated free cash flow, liquidity and adjusted liquidity.
2. As of September 30, 2022, Coeur had $30 million in outstanding letters of credit and $200 million in outstanding borrowings under its RCF.
3. Excludes amortization.
4. Includes capital leases. Net of debt issuance costs and premium received.

Average Spot Prices

	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021
Average Gold Spot Price Per Ounce	$1,729	$1,871	$1,877	$1,795	$1,781
Average Silver Spot Price Per Ounce	$19.23	$22.60	$24.00	$23.33	$23.65
Average Zinc Spot Price Per Pound	$1.49	$1.77	$1.70	$1.52	$1.37
Average Lead Spot Price Per Pound	$0.90	$0.99	$1.05	$1.05	$1.06

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603

Attention: Jeff Wilhoit, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2022	December 31, 2021
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$75,389	$56,664
Receivables	34,947	32,417
Inventory	59,405	51,281
Ore on leach pads	83,647	81,128
Equity securities	36,255	—
Prepaid expenses and other	54,590	13,847
Assets held for sale	101,750	54,240
	445,983	289,577
NON-CURRENT ASSETS
Property, plant and equipment, net	370,700	319,967
Mining properties, net	952,189	852,799
Ore on leach pads	58,221	73,495
Restricted assets	7,934	9,138
Equity securities	9,293	132,197
Receivables	8,717	—
Other	61,177	57,249
TOTAL ASSETS	$1,914,214	$1,734,422
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$135,996	$103,901
Accrued liabilities and other	79,611	87,946
Debt	26,417	29,821
Reclamation	2,853	2,931
Liabilities held for sale	12,813	11,269
	257,690	235,868
NON-CURRENT LIABILITIES
Debt	609,262	457,680
Reclamation	183,810	178,957
Deferred tax liabilities	9,748	21,969
Other long-term liabilities	32,115	39,686
	834,935	698,292
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 600,000,000 shares, 280,836,100 issued and outstanding at September 30, 2022 and 256,919,803 at December 31, 2021	2,808	2,569
Additional paid-in capital	3,839,725	3,738,347
Accumulated other comprehensive income (loss)	45,694	(1,212)
Accumulated deficit	(3,066,638)	(2,939,442)
	821,589	800,262
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,914,214	$1,734,422

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	In thousands, except share data
Revenue	$182,993	$207,969	$575,520	$624,944
COSTS AND EXPENSES
Costs applicable to sales(1)	163,180	134,340	447,126	375,082
Amortization	29,151	30,962	83,549	92,872
General and administrative	9,722	8,743	29,281	30,764
Exploration	8,406	15,391	19,103	37,503
Pre-development, reclamation, and other	9,249	10,506	29,839	36,956
Total costs and expenses	219,708	199,942	608,898	573,177
OTHER INCOME (EXPENSE), NET
Loss on debt extinguishment	—	—	—	(9,173)
Fair value adjustments, net	(13,067)	(26,440)	(65,272)	7,000
Interest expense, net of capitalized interest	(5,932)	(3,237)	(15,670)	(13,240)
Other, net	153	(26,718)	2,203	(22,390)
Total other income (expense), net	(18,846)	(56,395)	(78,739)	(37,803)
Income (loss) before income and mining taxes	(55,561)	(48,368)	(112,117)	13,964
Income and mining tax (expense) benefit	(1,883)	(6,400)	(15,079)	(34,526)
NET INCOME (LOSS)	$(57,444)	$(54,768)	$(127,196)	$(20,562)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges	29,060	1,349	58,087	25,723
Reclassification adjustments for realized (gain) loss on cash flow hedges	(9,910)	(3,902)	(11,181)	(9,683)
Other comprehensive income (loss)	19,150	(2,553)	46,906	16,040
COMPREHENSIVE INCOME (LOSS)	$(38,294)	$(57,321)	$(80,290)	$(4,522)

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Basic	$(0.21)	$(0.21)	$(0.47)	$(0.08)

Diluted	$(0.21)	$(0.21)	$(0.47)	$(0.08)
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(57,444)	$(54,768)	$(127,196)	$(20,562)
Adjustments:
Amortization	29,151	30,962	83,549	92,872
Accretion	3,596	3,028	10,588	8,898
Deferred taxes	(4,730)	(5,964)	(12,288)	(740)
Loss on debt extinguishment	—	—	—	9,173
Fair value adjustments, net	13,067	26,440	62,133	(7,000)
Stock-based compensation	2,705	2,671	7,319	10,183
Write-downs	21,204	31,249	38,018	31,249
Deferred revenue recognition	(10,167)	(307)	(10,723)	(15,908)
Other	1,290	1,493	824	(339)
Changes in operating assets and liabilities:
Receivables	(119)	(944)	4,099	1,016
Prepaid expenses and other current assets	(2,075)	(80)	939	593
Inventory and ore on leach pads	(13,715)	(3,820)	(42,650)	(18,047)
Accounts payable and accrued liabilities	(1,880)	(8,114)	(17,512)	(15,842)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(19,117)	21,846	(2,900)	75,546
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(96,602)	(71,266)	(239,260)	(208,913)
Proceeds from the sale of assets	—	61	16,001	5,617
Purchase of investments	—	(1,079)	—	(1,955)
Sale of investments	40,469	—	40,469	935
Other	(42)	(12)	(63)	(42)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(56,175)	(72,296)	(182,853)	(204,358)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	—	—	98,335	—
Issuance of notes and bank borrowings, net of issuance costs	100,000	20,000	255,000	387,493
Payments on debt, finance leases, and associated costs	(23,211)	(7,944)	(145,515)	(261,522)
Other	(2)	(20)	(3,565)	(4,178)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	76,787	12,036	204,255	121,793
Effect of exchange rate changes on cash and cash equivalents	(234)	(253)	25	(360)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,261	(38,667)	18,527	(7,379)
Cash, cash equivalents and restricted cash at beginning of period	75,555	125,458	58,289	94,170
Cash, cash equivalents and restricted cash at end of period	$76,816	$86,791	$76,816	$86,791

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 3Q 2022	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021
Net income (loss)	$(137,956)	$(57,444)	$(77,434)	$7,682	$(10,760)	$(54,768)
Interest expense, net of capitalized interest	18,881	5,932	5,170	4,568	3,211	3,237
Income tax provision (benefit)	15,511	1,883	11,502	1,694	432	6,400
Amortization	118,992	29,151	27,965	26,433	35,443	30,962
EBITDA	15,428	(20,478)	(32,797)	40,377	28,326	(14,169)
Fair value adjustments, net	72,815	13,067	62,810	(10,605)	7,543	26,440
Foreign exchange (gain) loss	1,452	(93)	507	559	479	1,028
Asset retirement obligation accretion	13,680	3,597	3,529	3,463	3,091	3,027
Inventory adjustments and write-downs	48,469	22,005	9,763	8,592	8,109	5,790
(Gain) loss on sale of assets and securities	(1,894)	87	(621)	(1,831)	471	92
Value-added tax write-off	—	—	—	—	—	25,982
COVID-19 costs	2,265	294	318	972	681	617
Interest income on notes receivables	(360)	(181)	(179)	—	—	—
Adjusted EBITDA	$151,855	$18,298	$43,330	$41,527	$48,700	$48,807
Revenue	$783,404	$182,993	$204,123	$188,404	$207,884	$207,969
Adjusted EBITDA Margin	19%	10%	21%	22%	23%	23%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021
Net income (loss)	$(57,444)	$(77,434)	$7,682	$(10,760)	$(54,768)
Fair value adjustments, net	13,067	62,810	(10,605)	7,543	26,440
Foreign exchange loss (gain)	(313)	513	990	146	388
(Gain) loss on sale of assets and securities	87	(621)	(1,831)	471	92
Value-added tax write-off	—	—	—	—	25,982
Loss on debt extinguishment	—	—	—	—	—
COVID-19 costs	294	318	972	681	617
Interest income on notes receivables	(181)	(179)	—	—	—
Tax effect of adjustments	(231)	1,488	(10,990)	(9,696)	(1,630)
Adjusted net income (loss)	$(44,721)	$(13,105)	$(13,782)	$(11,615)	$(2,879)

Adjusted net income (loss) per share - Basic	$(0.16)	$(0.05)	$(0.05)	$(0.05)	$(0.01)
Adjusted net income (loss) per share - Diluted	$(0.16)	$(0.05)	$(0.05)	$(0.05)	$(0.01)

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021
Cash flow from operations	$(19,117)	$22,644	$(6,427)	$34,936	$21,846
Capital expenditures	96,602	73,156	69,502	100,868	71,266
Free cash flow	$(115,719)	$(50,512)	$(75,929)	$(65,932)	$(49,420)

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021
Cash provided by (used in) operating activities	$(19,117)	$22,644	$(6,427)	$34,936	$21,846
Changes in operating assets and liabilities:
Receivables	119	4,882	(9,100)	1,999	944
Prepaid expenses and other	2,075	(3,523)	509	104	80
Inventories	13,715	11,263	17,672	9,581	3,820
Accounts payable and accrued liabilities	1,880	(5,493)	21,125	(8,831)	8,114
Operating cash flow before changes in working capital	$(1,328)	$29,773	$23,779	$37,789	$34,804

Total Adjusted Liquidity

(Dollars in thousands)	3Q 2022
Cash and cash equivalents	$75,389
Available capacity under the RCF	160,159
Total liquidity	235,548
Proceeds from Crown Sterling transaction	150,000
Total adjusted liquidity	$385,548

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$51,271	$57,681	$50,658	$31,078	$1,260	$191,948
Amortization	(8,027)	(6,921)	(10,369)	(2,191)	(1,260)	(28,768)
Costs applicable to sales	$43,244	$50,760	$40,289	$28,887	$—	$163,180
Inventory Adjustments	(445)	(21,331)	(28)	(152)	—	(21,956)
By-product credit	—	—	(97)	(153)	—	(250)
Adjusted costs applicable to sales	$42,799	$29,429	$40,164	$28,582	$—	$140,974

Metal Sales
Gold ounces	24,378	8,725	27,609	21,070	—	81,782
Silver ounces	1,554,288	733,383	—	7,931	—	2,295,602
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	54%	54%	100%	100%
Silver	46%	46%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$948	$1,821	$1,455	$1,357
Silver ($/oz)	$12.67	$18.46			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$58,800	$42,914	$48,680	$26,600	$1,259	$178,253
Amortization	(9,737)	(4,961)	(9,369)	(2,248)	(1,259)	(27,574)
Costs applicable to sales	$49,063	$37,953	$39,311	$24,352	$—	$150,679
Inventory Adjustments	45	(9,490)	(362)	147	—	(9,660)
By-product credit	—	—	(233)	(124)	—	(357)
Adjusted costs applicable to sales	$49,108	$28,463	$38,716	$24,375	$—	$140,662

Metal Sales
Gold ounces	29,285	8,071	27,666	19,764	—	84,786
Silver ounces	1,854,695	682,677	—	5,828	—	2,543,200
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	51%	50%	100%	100%
Silver	49%	50%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$855	$1,763	$1,399	$1,233
Silver ($/oz)	$12.97	$20.85			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$52,611	$36,985	$45,532	$22,918	$1,259	$159,305
Amortization	(9,386)	(4,710)	(8,622)	(2,061)	(1,259)	(26,038)
Costs applicable to sales	$43,225	$32,275	$36,910	$20,857	$—	$133,267
Inventory Adjustments	(303)	(8,001)	92	(106)	—	(8,318)
By-product credit	—	—	(245)	(392)	—	(637)
Adjusted costs applicable to sales	$42,922	$24,274	$36,757	$20,359	$—	$124,312

Metal Sales
Gold ounces	28,242	5,928	22,834	18,207		75,211
Silver ounces	1,796,028	638,116	—	16,138	—	2,450,282
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	48%	42%	100%	100%
Silver	52%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$730	$1,720	$1,610	$1,118
Silver ($/oz)	$12.43	$22.06			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$48,719	$42,939	$53,884	$24,735	$1,268	$171,545
Amortization	(9,985)	(5,433)	(15,992)	(2,411)	(1,268)	(35,089)
Costs applicable to sales	$38,734	$37,506	$37,892	$22,324	$—	$136,456
Inventory Adjustments	(242)	(7,483)	(118)	(53)	—	(7,896)
By-product credit	—	—	(123)	(241)	—	(364)
Adjusted costs applicable to sales	$38,492	$30,023	$37,651	$22,030	$—	$128,196

Metal Sales
Gold ounces	27,706	7,385	33,889	19,950	—	88,930
Silver ounces	1,813,884	800,195			—	2,614,079
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	47%	42%	100%	100%
Silver	53%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$653	$1,707	$1,111	$1,104
Silver ($/oz)	$11.25	$21.76			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$47,763	$36,340	$47,362	$32,237	$1,258	$164,960
Amortization	(8,747)	(4,671)	(12,786)	(3,158)	(1,258)	(30,620)
Costs applicable to sales	$39,016	$31,669	$34,576	$29,079	$—	$134,340
Inventory Adjustments	(57)	(5,217)	(186)	(61)	—	(5,521)
By-product credit	—	—	—	(428)	—	(428)
Adjusted costs applicable to sales	$38,959	$26,452	$34,390	$28,590	$—	$128,391

Metal Sales
Gold ounces	24,897	5,559	29,902	29,446	—	89,804
Silver ounces	1,714,617	758,214	—	18,172	—	2,491,003
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	45%	35%	100%	100%
Silver	55%	65%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$704	$1,665	$1,150	$971
Silver ($/oz)	$12.50	$22.68			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales for 2022 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$219,862	$165,031	$191,055	$109,179
Amortization	(35,687)	(22,218)	(39,051)	(7,811)
Costs applicable to sales	$184,175	$142,813	$152,004	$101,368
By-product credit	—	—	—	(745)
Adjusted costs applicable to sales	$184,175	$142,813	$152,004	$100,623

Metal Sales
Gold ounces	107,034	37,072	113,890	78,757
Silver ounces	6,831,642	3,257,498		32,199

Revenue Split
Gold	51%	47%	100%	100%
Silver	49%	53%

Adjusted costs applicable to sales
Gold ($/oz)	$825 - $925	$1,650 - $1,850	$1,300 - $1,400	$1,250 - $1,350
Silver ($/oz)	$12.75 - $13.75	$20.00 - $26.00